Exhibit 4.2

Execution Version

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

among

Forest Investments, Inc.

and

the Stockholders named herein

dated as of

December 30, 2022

Exhibit 4.2

Execution Version

TABLE OF CONTENTS

Schedules:

Schedule A Stockholders

Schedule B Company Group

Schedule C Put Purchase Price Methodology

Exhibits:

Exhibit A Joinder Agreement

ii

iii

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

This Amended and Restated Stockholders Agreement (this “Agreement”), dated as of December 30, 2022 (the “Effective Date”), is entered into among (a) Forest Investments, Inc. a Delaware corporation (the “Company”), (b) each holder of Common Stock listed on Schedule A (together with any subsequent holders of Common Stock or transferees who become parties hereto pursuant to Section 3.01 or Section 10.02 below, the “Common Stockholders”), and (c) each holder of Preferred Stock listed on Schedule A (together with any subsequent holders of Preferred Stock or transferees who become parties hereto pursuant to Section 3.01 or Section 10.02 below, the “Preferred Stockholders,” and together with the Common Stockholders, the “Stockholders”).

Recitals

WHEREAS, the Company and the Stockholders entered into a Stockholders Agreement effective as of December 29, 2020 (the “Original Agreement”); and

WHEREAS, the parties hereto deem it in their best interests and in the best interests of the Company to amend and restate the Original Agreement as set forth in this Agreement to set forth their respective rights and obligations in connection with their investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article I .

“Additional Indebtedness” has the meaning set forth in Section 4.02(a).

“Affiliate” means, with respect to any Person: (a) any Person directly or indirectly controlling, controlled by, or under common control with such Person; or (b) any Person owning or controlling 50% or more of the outstanding voting securities of such Person. For purposes of this definition, “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Bankruptcy” of any Person means (a) the institution of any proceedings under any federal or state law for the relief of debtors, including the filing by or against such Person of a voluntary or involuntary case under the federal bankruptcy law, which proceedings, if involuntary, are not dismissed within 60 days after their filing; an assignment of the property of that Person for the benefit of creditors; the appointment of a receiver, trustee or conservator of any substantial portion of the assets of that Person, which appointment, if obtained ex parte, is not dismissed within 60 days thereafter; (b) the seizure by a sheriff, receiver, trustee or conservator of any substantial portion of the assets of such Person; (c) the failure by such Person generally to pay its debts as they become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court; or (d) such Person’s admission in writing, by an authorized officer thereof after a determination by the Board (or other governing body of such Person), of its inability to pay its debts as they become due.

“Board” has the meaning set forth in Section 2.01(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York or Boston, Massachusetts are authorized or required to close.

“By-laws” means the by-laws of the Company, as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Call Exercise Notice” has the meaning set forth in Section 5.02(b).

“Call Purchase Price” has the meaning set forth in Section 5.02(e).

“Call Right” has the meaning set forth in Section 5.02(a).

“Call Right Closing Date” has the meaning set forth in Section 5.02(d).

“Call Shares” has the meaning set forth in Section 5.02(a).

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock, and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Stockholder, or their respective successors or permitted transferees or assigns.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Certificate of Designation” means that certain Amended and Restated Certificate of Designation of the Series A Preferred Stock, as filed on the date hereof with the Secretary of State of the State of Delaware and as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Certificate of Incorporation” means that certain second amended and restated certificate of incorporation of the Company (including any certificates of designation thereto), as filed on December 29, 2020 with the Secretary of State of the State of Delaware and as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Change of Control” means any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding Common Stock, or (b) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company and its Subsidiaries (if any), on a consolidated basis, to any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Director” has the meaning set forth in Section 2.01(b)(i).

“Common Stock” means the common stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Common Stockholder” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the preamble.

“Company Group” means the Company, the Subsidiaries set forth on Schedule B, if any, and any other Subsidiary that may become a consolidating Subsidiary of the Company.

“Consolidated Interest Expense” means, for any period, the interest expense of the Company Group calculated on a consolidated basis for such period with respect to all outstanding Indebtedness allocable to such period in accordance with GAAP.

“Consolidated LTM EBITDA” means, as of the time of its calculation, an amount equal to (a) Consolidated Net Income for the 12-month period ended prior to the time of calculation (excluding extraordinary gains and losses) plus to the extent reducing Consolidated Net Income for such period, the sum, without duplication, of: (i) Consolidated Interest Expense; (ii) consolidated income tax expense for such period; (iii) all amounts attributable to depreciation and amortization for such period; (iv) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period); (v) non-recurring expenses incurred in connection with or related to any Extraordinary Transaction; (vi) charges, losses or expenses to the extent indemnified or reimbursed by a third party in connection with any Extraordinary Transaction or otherwise (including expenses incurred with respect to liability or casualty events or business interruption that are covered by insurance to the extent coverage has not been denied in writing), to the extent actually indemnified or reimbursed; (vii) reasonable fees, costs and expenses (including legal fees and expenses) incurred, and cash payments made, in connection with the settlement of any litigation or claim not in the ordinary course of business involving any member of the Company Group and (viii) contingent or deferred payments (including earn-outs, non-compete payments and other consulting payments) incurred in connection with any Extraordinary Transaction, and earn-out obligation expense (including adjustments thereto), to the extent incurred, paid or accrued during such period; minus (b) non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period); provided, that, the aggregate amount of the items listed in subclause (vi)) above with respect to any Extraordinary Transactions qualifying as “restructurings approved by the Board” shall not exceed an amount equal to 10% of the Consolidated LTM EBITDA of the Company as of the applicable time of calculation, provided, further that, for the avoidance of doubt, such 10% limitation shall not apply to any other transaction included in the definition of Extraordinary Transaction. Consolidated LTM EBITDA shall be calculated pro forma for any acquired assets or business as if the last 12-month EBITDA of such acquired assets or businesses had been Consolidated LTM EBITDA of the Company as of the applicable time of calculation.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company Group for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded, without duplication: (a) the income (or loss) of any Person accrued prior to the date it becomes a member of the Company Group or is merged with or consolidated with a member of the Company Group or that Person’s assets are acquired by any member of the Company Group; provided however, that such income (or loss) will be taken into account for the entire period in question (including prior to it becoming a member of the Company Group) if Consolidated Net Income is being calculated for purposes of Section 2.03(b)(iii) and the additional Indebtedness with respect to which such Indebtedness is being calculated relates to acquiring such Person; (b) the income (or loss) of any Person that is not a Subsidiary of the Company or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or cash equivalents (or to the extent subsequently converted into cash or cash equivalents) to the Company or any of its Subsidiaries by such Person in such period; (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by operation of the terms of its organizational documents or other contractual obligations or requirements of law applicable to such Subsidiary; (d) any after-tax effect of any extraordinary, non-recurring or unusual items (including gains or losses and all fees and expenses relating thereto) for such period; (e) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income; and (f) any Stimulus Benefits received by any member of the Company Group.

“Corporate Opportunity” has the meaning set forth in Section 6.01.

“Director” has the meaning set forth in Section 2.01(a).

“Effective Date” has the meaning set forth in the preamble.

“Electing Common Stockholder” has the meaning set forth in Section 4.01(d).

“Equity Securities” shall have the meaning ascribed to such term in Rule 405 promulgated under the Securities Act and in any event includes any Capital Stock, any common stock, any limited partnership interest, any limited liability company interest and any other interest or security with an indicia of an ownership in the issuer thereof, whether economically or by having an attendant right to vote for directors or managers or similar representatives, including any options or warrants to purchase the foregoing and other securities convertible, exchangeable or exercisable for the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Excluded Securities” means any Capital Stock or other Equity Securities issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement or other arrangement; (b) the exercise or conversion of options to purchase shares of Common Stock, or shares of Common Stock issued to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or any other compensation agreement; (c) any acquisition by the Company of the stock, assets, properties or business of any Person; (d) any merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (e) the commencement of any Initial Public Offering or any transaction or series of related transactions involving a Change of Control; or (f) a stock split, stock dividend or any similar recapitalization.

“Exercise Period” has the meaning set forth in Section 4.01(d).

“Extraordinary Transaction” means any mergers and other business combinations, acquisitions, divestitures, dispositions, discontinuance of activities or operations, or any restructurings approved by the Board, in the case of each of the foregoing, involving the Company Group or any member thereof.

“Fair Market Value” has the meaning set forth in Section 5.03(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GEG Common Stockholder” means Great Elm Group, Inc., a Delaware corporation or any Permitted Transferee.

“GEG Group” has the meaning set forth in Section 6.05(a).

“GEG Observer” has the meaning set forth in Section 2.04.

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Healthcare LLC” means Great Elm Healthcare, LLC, a Delaware limited liability company.

“Indebtedness” means, as of any date of determination, without duplication, (a) all obligations of any member of the Company Group for borrowed money, including any notes or other similar instruments, (b) all obligations of any member of the Company Group evidenced by bonds, debentures or other similar instruments, (c) all obligations of any member of the Company Group to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business, (d) the capitalized amount of all capital leases of any member of the Company Group, (e) all contingent obligations of any member of the Company Group to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers, acceptance, surety bond or similar instruction, (f) all obligations of a type described in clauses (a) through (e) and clause (h) of this definition secured by a Lien on any asset of any member of the Company Group, whether or not such obligation is otherwise an obligation of any member of the Company Group, (g) contingent or deferred payments (including earn-outs, non-compete payments and other consulting payments) incurred in connection with any Extraordinary Transaction, and earn-out obligation expense (including adjustments thereto), in each case, to the extent paid in cash by the Company other than from proceeds drawn by the Company Group under any credit facility included or otherwise taken into account in the definition of Indebtedness, and (h) all other Indebtedness of others guaranteed by any member of the Company Group; provided, however, that in no event will Indebtedness include any Indebtedness of one member of the Company Group owed to another member of the Company Group.

“Information” has the meaning set forth in Section 6.02(a).

“Initial Public Offering” means any offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issuance Notice” has the meaning set forth in Section 4.01(c).

“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.

“JPM Common Stockholder” means J.P. Morgan Broker-Dealer Holdings Inc. or any Permitted Transferee.

“JPM Financing Negotiation Period” has the meaning set forth in Section 4.02(a).

“JPM Preferred Stockholder” means J.P. Morgan Broker-Dealer Holdings Inc. or any Permitted Transferee.

“JPM Preferred Observer” has the meaning set forth in Section 2.04.

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.

“New Common Securities” means shares of Common Stock or any other common equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“New Preferred Securities” means shares of Preferred Stock or any other preferred equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“New Securities” means the New Common Securities or the New Preferred Securities, as applicable.

“NOL Carryovers” has the meaning set forth in Section 8.01(g).

“Observer” or “Observers” has the meaning set forth in Section 2.04.

“Offered Shares” has the meaning set forth in Section 3.02(a).

“Offering Stockholder” has the meaning set forth in Section 3.02(a).

“Offering Stockholder Notice” has the meaning set forth in Section 3.02(b).

“Organizational Documents” means the By-laws and the Certificate of Incorporation.

“Permitted Transferee” means with respect to any Stockholder, any Affiliate of such Stockholder.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preferred Director” has the meaning set forth in Section 2.01(b)(ii).

“Preferred Stock” means shares of the Series A Preferred Stock and any other shares of Preferred Stock hereinafter designated under the Certificate of Incorporation or a certificate of designation thereof.

“Preferred Stockholder” has the meaning set forth in the preamble.

“Promissory Note” means that certain Promissory Note dated as of December 29, 2022, issued by the GEG Common Stockholder and Great Elm FM Acquisition, Inc. to the Company in the original principal amount of $38,104,000.00.

“Purchasing Stockholder” has the meaning set forth in Section 3.02(d).

“Put Exercise Notice” has the meaning set forth in Section 5.01(b).

“Put Purchase Price” has the meaning set forth in Section 5.01(c).

“Put Right” has the meaning set forth in Section 5.01(a).

“Put Right Closing Date” has the meaning set forth in Section 5.01(c).

“Put Shares” has the meaning set forth in Section 5.01(a).

“Redemption Price” has the meaning ascribed to such term in the Certificate of Designation.

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“ROFR Notice” has the meaning set forth in Section 3.02(d).

“ROFR Notice Period” has the meaning set forth in Section 3.02(d).

“ROFR Rightholder” has the meaning set forth in Section 3.02(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series A Liquidation Preference” has the meaning set forth in the Certificate of Designation.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001, of the Company issued on or about December 29, 2020.

“SRLY” has the meaning set forth in Section 6.05(a).

“Stimulus Benefits” means (a) any loan to, or other borrowing of money by, the Company Group under any program created pursuant to or supported by the CARES Act (including any “Payroll Protection

Program” loan) and (b) any employer-paid employment taxes of the Company Group, the payment of which have been deferred under the authority of Section 2302 of the CARES Act.

“Stockholders” has the meaning set forth in the preamble.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tax Claim” has the meaning set forth in Section 6.05(d).

“Tax Sharing Agreement” means the Tax Sharing Agreement dated on or about the Effective Date by and between the Company and J.P. Morgan Chase & Co., the common parent of the consolidated group of which the JPM Preferred Stockholder is a member, as amended, modified, supplemented or restated from time to time in accordance with the provisions thereof.

“Third Party Purchaser” means any Person who, immediately following the Effective Date, (a) does not directly or indirectly own or have the right to acquire any Capital Stock or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Capital Stock.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Capital Stock owned by a Person or any interest (including a beneficial interest) in any Capital Stock owned by a Person. Notwithstanding the foregoing, for purposes of Article III, “Transfer” shall not include any transaction or series of related transactions involving the Equity Securities of the then-ultimate parent entity of a Stockholder.

“Valuation Agent” has the meaning set forth in Section 5.03(a).

“Waived ROFR Transfer Period” has the meaning set forth in Section 3.02(f).

Article II
MANAGEMENT AND OPERATION OF THE COMPANY; CERTAIN RIGHTS

Section 2.01 Board of Directors.

(a) The Stockholders agree that the business and affairs of the Company shall be managed through a board of directors (the “Board”) consisting of three members (each, a “Director”), unless expanded in accordance with the By-laws, Certificate of Incorporation or Certificate of Designation.

(b) The Directors shall be elected as follows:

(i) two Directors shall be elected by Stockholders owning a majority of the total Common Stock issued and outstanding as of the applicable record date for such meeting at which an election of Directors will be determined or by written consent of the Stockholders (each, a “Common Director”); and

(ii) one Director shall be elected by Stockholders owning a majority of the total Preferred Stock issued and outstanding as of the applicable record date for such meeting at which an election of Directors will be determined or by written consent of the Stockholders (the “Preferred Director”).

(c) The Board shall have the right to establish any committee of Directors as the Board shall deem appropriate from time to time. Subject to this Agreement, the Organizational Documents and Applicable Law, committees of the Board shall have the rights, powers and privileges granted to such committee by the Board from time to time. Any delegation of authority to a committee of Directors to take any action must be approved in the same manner as would be required for the Board to approve such action directly.

(d) A Common Director may not be removed from office, other than for cause, unless such removal is directed or approved by Stockholders owning a majority of the total Common Stock issued and outstanding as of the date of such removal. The Preferred Director may not be removed from office, other than for cause, unless such removal is directed or approved by Stockholders owning a majority of the total Preferred Stock issued and outstanding as of the date of such removal.

(e) Any vacancies created by the resignation, removal or death of a Director elected pursuant to Section 2.01(b) shall be filled pursuant to the provisions of this Section 2.01.

(f) No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a Director for any act or omission by such designated person in his or her capacity as a Director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

Section 2.02 Meetings of the Board of Directors.

(a) The Board will meet no less than once a year, and each meeting of the Board shall occur in accordance with the terms of the Organizational Documents.

(b) The Company shall pay all reasonable and documented out-of-pocket fees, charges and expenses (including travel and related expenses) incurred by each Director in connection with: (i) attending the meetings of the Board and any committee thereof and (ii) conducting any other Company business requested by the Board or any officer of the Company.

Section 2.03 GEG Common Stockholder and JPM Preferred Stockholder Consent Rights.

(a) Notwithstanding anything contained in this Agreement to the contrary and in addition to any vote or consent of the Board or the Stockholders of the Company required by Applicable Law, the Organizational Documents or this Agreement, for so long as the GEG Common Stockholder holds shares of Common Stock of the Company, the approval of the GEG Common Stockholder shall be required in connection with the Company taking the following actions:

(i) amending, modifying or waiving any provision of the Organizational Documents in a manner that would be materially adverse to the GEG Common Stockholder;

(ii) entering into any material transaction with any Affiliate of the Company (other than with a member of the Company Group), excluding for purposes of this Section 2.03(a)(ii) (A) any such transaction that relates to the exercise of any right or obligation of a party under this Agreement, including Article IV and Article V, (B) any such transaction that occurs in the ordinary course of business of the Company and is entered into on “arm’s length” terms and conditions, (C) the Tax Sharing Agreement or (D) any indemnification agreement between any officer or director of the Company, on the one hand, and the Company or any of its Affiliates, on the other hand;

(iii) creating, or authorizing the creation of, or issuing or obligating itself to issue shares of, or reclassify, any new class or series of Capital Stock;

(iv) amending or terminating, or waiving or interpreting any provision of, the Tax Sharing Agreement, or providing any notice thereunder or entering into any arrangement or agreement that would offset the rights or obligations of any party thereunder;

(v) granting any options to purchase shares of Capital Stock, or shares of Capital Stock issued to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or any other compensation agreement;

(vi) making any filing under any Bankruptcy, insolvency or similar law on or prior to March 1, 2023; or

(vii) effecting a Change of Control or Initial Public Offering.

(b) Notwithstanding anything contained in this Agreement to the contrary and in addition to any vote or consent of the Board or the Stockholders of the Company required by Applicable Law, the Organizational Documents or this Agreement, for so long as the JPM Preferred Stockholder holds shares of Preferred Stock of the Company, the approval of the JPM Preferred Stockholder shall be required in connection with the Company taking the following actions:

(i) entering into any material transaction with any Affiliate of the Company (other than with a member of the Company Group), excluding for purposes of this Section 2.03(b)(i) (A) any such transaction that relates to the exercise of any right or obligation of a party under this Agreement, including Article IV and Article V, (B) any such transaction that occurs in the ordinary course of business of the Company and is entered into on “arm’s length” terms and conditions, (C) the Tax Sharing Agreement or (D) any indemnification agreement between any officer or director of the Company, on the one hand, and the Company or any of its Affiliates, on the other hand;

(ii) amending or terminating, or waiving or interpreting any provision of, the Tax Sharing Agreement, or providing any notice thereunder or entering into any arrangement or agreement that would offset the rights or obligations of any party thereunder; or

(iii) incurring any additional Indebtedness (other than refinancing of existing Indebtedness that does not result in a net increase of the principal amount outstanding under such new borrowings) if, following such incurrence, the Company’s aggregated consolidated Indebtedness (which shall include the aggregate Series A Liquidation Preference but shall exclude non-recourse equipment Indebtedness up to an aggregate amount of $5,000,000) exceeds an amount equal to 3.5 times the then applicable Consolidated LTM EBITDA.

Section 2.04 Observer Rights. As long as the JPM Preferred Stockholder holds shares of Preferred Stock, the Company shall allow a representative designated by the JPM Preferred Stockholder to attend regular and special meetings of the Board and its committees that are called in accordance with the terms of the Organizational Documents in a nonvoting observer capacity (the “JPM Preferred Observer”). As long as the GEG Common Stockholder holds shares of Common Stock, the Company shall allow a representative designated by the GEG Common Stockholder to attend regular and special meetings of the Board and its committees that are called in accordance with the terms of the Organizational Documents in a nonvoting observer capacity (the “GEG Observer” and together with the JPM Preferred Observer, the “Observers” and each, an “Observer”). The Board shall allow each Observer to have access to copies of all notices, minutes, consents, and other materials that it provides to Directors at the same time and in the same manner as provided to such Directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect any attorney-work product privilege or attorney-client privilege between the Company and its counsel. For the avoidance of doubt, if a representative has previously been approved by a majority of the Directors to act as an Observer, such Observer shall not be required to obtain the prior approval of a majority of the Directors under this Section 2.04 for any subsequent meetings. As of the Effective Date, the Company acknowledges and agrees that the JPM Preferred Observer shall be Julien Castello and the GEG Observer shall be Peter Reed.

Article III
TRANSFER OF INTERESTS

Section 3.01 General Restrictions on Transfer.

(a) Except as permitted pursuant to Section 3.01(b) or in accordance with the procedures described in Section 3.02 or Article V, each Stockholder agrees that such Stockholder will not, directly or indirectly, voluntarily or involuntarily Transfer any of its Capital Stock.

(b) Subject to Section 3.01(g), the provisions of Section 3.01(a) and Section 3.02 shall not apply to Transfers by any Stockholder of any of its Capital Stock to a Permitted Transferee or to the extent such Transfer is unanimously approved by the Board.

(c) In addition to any legends required by Applicable Law, each certificate, if certificated, or book entry record representing the Capital Stock of the Company shall bear a legend or recordation of restriction substantially in the following form:

“THESE SECURITIES ARE SUBJECT TO AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THESE SECURITIES AGREES TO BE BOUND BY ALL OF THE APPLICABLE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

(d) Prior notice shall be given to the Company by the transferor of any Transfer (whether or not to a Permitted Transferee) of any Capital Stock. Prior to consummation of any Transfer by any Stockholder of any of its Capital Stock hereunder to a Permitted Transferee, subject to Section 3.01(f), such party shall cause the transferee thereof to execute and deliver to the Company a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement. Upon any Transfer by any Stockholder of any of its Capital Stock, in accordance with the terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof.

(e) Notwithstanding any other provision of this Agreement, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Capital Stock (i) except as permitted under the Securities Act and other applicable federal or state securities laws, and then, except in connection with any Transfer under Article V, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act, (ii) if it would cause a member of the Company Group to be required to be registered as an “investment company” within the meaning of the Investment Company Act or to rely on the exemptions from registration set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company. In any event, the Board may refuse any Transfer of Capital Stock to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

(f) Any Transfer or attempted Transfer of any Capital Stock in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company's books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue to be treated) as the owner of such Capital Stock for all purposes of this Agreement.

(g) Notwithstanding anything in this Agreement to the contrary, the JPM Common Stockholder and the JPM Preferred Stockholder hereby agree that, for so long as the GEG Common Stockholder holds Common Stock, the JPM Common Stockholder and the JPM Preferred Stockholder shall not pledge any of the Capital Stock of the Company owned or controlled by the JPM Common Stockholder or the JPM Preferred Stockholder.

Section 3.02 Right of First Refusal.

(a) Subject to the limitations set forth in Section 3.01(g), if at any time a Stockholder (such Stockholder, an “Offering Stockholder”) receives a bona fide offer from any Third Party Purchaser to purchase all or any portion of the Capital Stock (the “Offered Shares”) owned by the Offering Stockholder and the Offering Stockholder desires to Transfer the Offered Shares (other than Transfers that are permitted by Section 3.01(b) or Transfers made pursuant to Article V, as applicable), then the Offering Stockholder must first make an offering of the Offered Shares to each other Stockholder in accordance with Section 3.02(d) (each such Stockholder, a “ROFR Rightholder”) in accordance with the provisions of this Section 3.02. Any right of first refusal and the terms and conditions set forth in this Section 3.02 shall be applied separately on a class-by-class and series-by-series basis for each class or series of Offered Shares, as applicable (which, for the avoidance of doubt, shall mean that, if the Offered Shares are shares of Common Stock, only Common Stockholders shall be considered ROFR Rightholders, and if the Offered Shares are shares of Preferred Stock, only stockholders of the Company holding such series or class of Preferred Stock shall be considered ROFR Rightholders).

(b) The Offering Stockholder shall, within five Business Days of receipt of the offer from the Third Party Purchaser, give written notice (the “Offering Stockholder Notice”) to the Company and the ROFR Rightholders stating that it has received a bona fide offer from a Third Party Purchaser and specifying:

(i) the number of Offered Shares to be Transferred by the Offering Stockholder;

(ii) the identity of the Third Party Purchaser;

(iii) the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv) the proposed date, time and location of the closing of the Transfer, which shall not be less than 30 Business Days from the date of the Offering Stockholder Notice.

The Offering Stockholder Notice shall constitute the Offering Stockholder's offer to Transfer the Offered Shares to the ROFR Rightholders, which offer shall be irrevocable until the end of the ROFR Notice Period.

(c) By delivering the Offering Stockholder Notice, the Offering Stockholder represents and warrants to the Company and to each ROFR Rightholder that: (i) the Offering Stockholder has full right, title and interest in and to the Offered Shares; (ii) the Offering Stockholder has all the necessary power and authority and has taken all necessary action to Transfer such Offered Shares as contemplated by this Section 3.02; and (iii) the Offered Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(d) Upon receipt of the Offering Stockholder Notice, each ROFR Rightholder shall have ten Business Days (the “ROFR Notice Period”) to elect to purchase all (and not less than all) of such ROFR Rightholder’s pro rata portion of the Offered Shares, as determined in accordance with Section 3.02(d), by delivering a written notice (a “ROFR Notice”) to the Offering Stockholder and the Company stating that it offers to purchase such Offered Shares on the terms specified in the Offering Stockholder Notice. Any ROFR Notice shall be binding upon delivery and irrevocable by the applicable ROFR Rightholder. If more than one ROFR Rightholder delivers a ROFR Notice, each such ROFR Rightholder (the “Purchasing Stockholder”) shall be allocated the number of shares equal to the product of (x) the total number of Offered Shares and (y) a fraction determined by dividing (A) the number of shares of Capital Stock of the same class or series as the Offered Shares owned by such Purchasing Stockholder as of the date of the Offering Stockholder Notice by (B) the total number of shares of the same class or series as the Offered Shares owned by all of the Purchasing Stockholders as of such date.

(e) Each ROFR Rightholder that does not deliver a ROFR Notice during the ROFR Notice Period shall be deemed to have waived all of such ROFR Rightholder's rights to purchase the Offered Shares under this Section 3.02.

(f) If no ROFR Rightholder delivers a ROFR Notice in accordance with Section 3.02(d), the Offering Stockholder may, during the 30 Business Day period immediately following the expiration of the ROFR Notice Period, which period may be extended for a reasonable time not to exceed 60 Business Days to the extent reasonably necessary to obtain any Government Approvals (the “Waived ROFR Transfer Period”), Transfer all of the Offered Shares to the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Stockholder Notice. If the Offering Stockholder does not Transfer the Offered Shares within such period or, if such Transfer is not consummated within the Waived ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third Party Purchaser unless the Offering Stockholder sends a new Offering Stockholder Notice in accordance with, and otherwise complies with, this Section 3.02.

(g) The Offering Stockholder and each Purchasing Stockholder shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 3.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(h) At the closing of any Transfer pursuant to this Section 3.02, the Offering Stockholder shall deliver to the Purchasing Stockholders the certificate or certificates representing the Offered Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Purchasing Stockholders by certified or official bank check or by wire transfer of immediately available funds.

(i) Notwithstanding anything to the contrary set forth in this Section 3.02, the consideration to be received by the Offering Stockholder with respect to shares of Series A Preferred Stock shall not exceed the applicable Redemption Price per share of Series A Preferred Stock as of the date of the Transfer.

Article IV
PRE-EMPTIVE RIGHTS; FINANCING RIGHT OF FIRST REFUSAL

Section 4.01 Pre-emptive Right.

(a) The Company hereby grants to each Common Stockholder the right to purchase any or all of its pro rata share of any New Common Securities (other than any Excluded Securities) that the Company may from time to time propose to issue or sell to any Person. An Electing Common Stockholder’s pro rata share, for purposes of this Section 4.01, is equal to the ratio of (i) the number of shares of Common Stock owned by such Common Stockholder immediately prior to the issuance of New Common Securities to (ii) the total number of shares of Common Stock outstanding immediately prior to the issuance of the New Common Securities.

(b) For so long as the JPM Preferred Stockholder holds shares of Preferred Stock, the Company hereby grants to the JPM Preferred Stockholder the right to purchase any portion of any New Preferred Securities (other than any Excluded Securities) that the Company may from time to time propose to issue or sell to any Person.

(c) The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsections (a) or (b) to the Common Stockholders or the JPM Preferred Stockholder, as applicable, within five Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i) the number of New Securities proposed to be issued or sold and the percentage of the Company's outstanding Capital Stock that such issuance or sale would represent;

(ii) the proposed issuance or sale date, which shall be at least 20 Business Days from the date of the Issuance Notice; and

(iii) the proposed purchase price per share.

(d) Each Common Stockholder or the JPM Preferred Stockholder, as applicable, shall for a period of 15 Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, any or all of its pro rata share of the New Securities by delivering a written notice to the Company (an electing Common Stockholder, an “Electing Common Stockholder”). A Common Stockholder’s or the JPM Preferred Stockholder’s election, as applicable, to purchase New Securities shall be binding and irrevocable. If a Common Stockholder or the JPM Preferred Stockholder, as applicable, fails to deliver such written notice of its election within the Exercise Period in accordance with this Section 4.01(d), such Common Stockholder or the JPM Preferred Stockholder, as applicable, shall be deemed to have waived all of its preemptive rights with respect to any such issuance.

(e) The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 4.01(d) above in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced) so long as such issuance or sale is closed within 30 Business Days after the expiration of the Exercise Period (subject to the extension of such 30 Business Day period for a reasonable time not to exceed 60 Business Days to the extent reasonably necessary to obtain any Government Approvals). In the event the Company has not issued or sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Common Stockholders or the JPM Preferred Stockholder, as applicable, in accordance with the procedures set forth in this Section 4.01. Notwithstanding anything contained in this Agreement to the contrary, the time requirements provided for in this Section 4.01(e) shall not apply in the event a Common Stockholder or the JPM Preferred Stockholder, as applicable, is deemed to have waived all of its preemptive rights with respect to such issuance or sale as a result of failing to deliver timely notice pursuant to Section 4.01(d).

(f) Upon the consummation of the issuance or sale of any New Securities in accordance with this Section 4.01, the Company shall deliver to the Electing Common Stockholders or the JPM Preferred Stockholder, as applicable, certificates (if any) evidencing the New Securities, which New Securities shall be issued or sold free and clear of any Liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance or sale thereof to the Electing Common Stockholders or the JPM Preferred Stockholder, as applicable, and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. The Electing Common Stockholders or the JPM Preferred Stockholder, as applicable, shall deliver to the Company the purchase price for the New Securities purchased by it, at the Company’s option, by certified or official bank check or wire transfer of immediately available funds. Each party to the purchase and issuance or sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and issuance or sale including entering into such additional agreements as may be necessary or appropriate.

Section 4.02 Financing Right of First Refusal.

(a) So long as the JPM Preferred Stockholder continues to hold Preferred Stock, then if the Company desires to incur any additional indebtedness for borrowed money, including any loans, notes, bonds or similar instruments (the “Additional Indebtedness”), the Company shall negotiate in good faith for a period of 45 days the terms of any such Additional Indebtedness with the JPM Preferred Stockholder or its Affiliates (such period, the “JPM Financing Negotiation Period”). If the Company and the JPM Preferred Stockholder and/or its Affiliates are unable to reach an agreement with respect to such loan terms prior to the expiration of the JPM Financing Negotiation Period, then during the 90-day period following the expiration of the JPM Financing Negotiation Period the Company shall have the right to enter into and consummate a financing arrangement with the third party lender, with such financing to be approved by the Board, negotiated on “arm’s length” terms by the Company and to include terms that are as favorable, in all material respects, to the Company as those that the Company was prepared to accept in negotiating with the JPM Preferred Stockholder.

(b) The Company will not knowingly agree to any restriction with any Person which materially limits its ability to enter into the Additional Indebtedness with the JPM Preferred Stockholder and its Affiliates as outlined in Section 4.02(a).

Article V
PUT AND CALL RIGHTS

Section 5.01 Put Right.

(a) Subject to the terms of this Section 5.01, at any time from January 17, 2023 until ending on February 17, 2023, the GEG Common Stockholder shall have the right (the “Put Right”), but not the obligation, to cause the Company to purchase all, but not less than all, of the shares of Common Stock owned by the GEG Common Stockholder (the “Put Shares”) at the Put Purchase Price (as defined below).

(b) If the GEG Common Stockholder desires to exercise the Put Right, the GEG Common Stockholder shall deliver to the Company a written, unconditional and irrevocable notice (the “Put Exercise Notice”) exercising the Put Right. By delivering the Put Exercise Notice, the GEG Common Stockholder represents and warrants to the Company that (i) the GEG Common Stockholder has full right, title, and interest in and to the Put Shares, (ii) the GEG Common Stockholder has all the necessary power and authority and has taken all necessary action to sell such Put Shares as contemplated by this Section 5.01, and (iii) the Put Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(c) The closing of the sale of the Put Shares pursuant to this Section 5.01 shall take place no later than five Business Days following the final determination of the Put Purchase Price (or such other date as agreed upon between the Company and the GEG Common Stockholder). The Company shall give the GEG Common Stockholder at least two Business Days written notice of the date of the closing (the “Put Right Closing Date”).

(d) The aggregate purchase price for the Put Shares pursuant to which the GEG Common Stockholder shall sell, and at which price the Company shall be required to purchase, the Put Shares (the “Put Purchase Price”) shall be equal to (i) the Fair Market Value of a share of Common Stock as determined in accordance with Section 5.03 and (ii) the number of Put Shares. The Company will pay the Put Purchase Price by wire transfer of immediately available funds on the Put Right Closing Date. Until the Promissory Note has been paid in full, the Put Purchase Price shall be applied by the Company to the outstanding balance under the Promissory Note, and any amount of the Put Purchase Price in excess thereof shall be paid to the GEG Common Stockholder. If necessary to fund the Put Purchase Price, the JPM Preferred Stockholder or its Affiliate shall provide the Company with short term arms-length financing on terms and conditions to be negotiated in good faith between the Company and the JPM Preferred Stockholder or its Affiliate.

(e) The Company and the GEG Common Stockholder shall each take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 5.01, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(f) At the closing of any sale and purchase pursuant to this Section 5.01, the GEG Common Stockholder shall deliver to the Company a certificate or certificates representing the Put Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary.

(g) Notwithstanding anything herein to the contrary, in the event that the Board approves any filing by the Company under any Bankruptcy, insolvency or similar law, the Put Right shall immediately and automatically accelerate and be deemed to have been exercised by the GEG Common Stockholder for all purposes of this Section 5.01, without regard to (i) any time limitations on the exercise of such Put Right and (ii) any requirement to deliver a Put Exercise Notice.

Section 5.02 Call Right.

(a) Subject to the terms of this Section 5.02, at any time after March 1, 2023, the Company shall have the right (the “Call Right”), but not the obligation, to cause the GEG Common Stockholder to sell all, but not less than all, of the shares of Common Stock owned by the GEG Common Stockholder (the “Call Shares”) at the Call Purchase Price (as defined below).

(b) If the Company desires to exercise the Call Right, the Company shall deliver to the GEG Common Stockholder a written, unconditional and irrevocable notice (the “Call Exercise Notice”) exercising the Call Right.

(c) The GEG Common Stockholders shall at the closing of any purchase consummated pursuant to this Section 5.02, represent and warrant to the Company that (i) the GEG Common Stockholder has full right, title, and interest in and to the Call Shares, (ii) the GEG Common Stockholder has all the necessary power and authority and has taken all necessary action to sell such Call Shares as contemplated by this Section 5.02, and (iii) the Call Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(d) The closing of the sale of Call Shares pursuant to this Section 5.02 shall take place no later than five Business Days following the final determination of the Call Purchase Price (or such other date as agreed upon between the Company and the GEG Common Stockholder). The Company shall give the GEG Common Stockholder at least two Business Days written notice of the date of the closing (the “Call Right Closing Date”).

(e) The aggregate purchase price for the Call Shares pursuant to which the Company shall purchase, and at which price the GEG Common Stockholder shall be required to sell, the Call Shares (the “Call Purchase Price”) shall be equal to the product of (i) the Fair Market Value of a share of Common Stock as determined in accordance with Section 5.03 and (ii) the number of Call Shares. The Company will pay the Call Purchase Price by wire transfer of immediately available funds on the Call Right Closing Date. Until the Promissory Note has been paid in full, the Call Purchase Price shall be applied by the Company to the outstanding balance under the Promissory

Note, and any amount of the Call Purchase Price in excess thereof shall be paid to the GEG Common Stockholder.

(f) The Company and the GEG Common Stockholder shall each take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 5.02, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(g) At the closing of any sale and purchase pursuant to this Section 5.02, the GEG Common Stockholder shall deliver to the Company a certificate or certificates representing the Call Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary.

Section 5.03 Fair Market Value.

(a) For purposes of this Agreement, the term “Fair Market Value” shall be the fair market value per share of Common Stock as determined jointly by the Board and the GEG Common Stockholder in accordance with the terms of this Section 5.03; provided, that if the Board and the GEG Common Stockholder are unable to agree on the fair market value per share of the Common Stock within a reasonable period of time (not to exceed 10 days from the Company’s receipt of the Put Exercise Notice or the GEG Common Stockholder’s receipt of the Call Exercise Notice, as applicable), each of the GEG Common Stockholder and the Board shall within three days appoint an independent nationally or regionally recognized investment banking, accounting, or valuation firm (a “Valuation Agent”), which such appointed Valuation Agents shall jointly select a third Valuation Agent within three days of their appointment. The three Valuation Agents shall determine the Fair Market Value, which determination shall be made by written report and which shall take into account the principles set forth in this Section 5.03. The Company shall provide the Valuation Agents with all financial information and other records as the Valuation Agents may reasonably request, which such submission of materials shall occur within 20 days of the appointment of the third Valuation Agent. The Valuation Agents shall deliver their written determination of the Fair Market Value within 15 days of the receipt of the materials described above and such determination of Fair Market Value shall be final, conclusive and binding on the GEG Common Stockholder and the Company. The fees and expenses of the Valuation Agents shall be split equally between the JPM Common Stockholder and the GEG Common Stockholder.

(b) In determining the Fair Market Value, only the tangible assets of the Company shall be taken into account and an orderly sale transaction between a willing buyer and a willing seller shall be assumed, using valuation techniques then prevailing in the securities industry without regard to the lack of liquidity of the Common Stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale and assuming the sale of all of the issued and outstanding shares of Common Stock (including fractional interests) calculated on a fully diluted basis to include the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for Common Stock and the exercise of all rights and warrants then outstanding and exercisable to purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock; provided, that such assumption shall not include those securities, rights, and warrants (i) owned or held by or for the account of the Company or any of its Subsidiaries, or (ii) convertible or exchangeable into Common Stock where the conversion, exchange, or exercise price per share is greater than the Fair Market Value.

(c) In determining the Fair Market Value, the tangible assets of the Company shall include the proportionate share of any accrued but unpaid amount due to the Company under the Tax Sharing Agreement attributable to such Common Stock, as determined under this Section 5.03(c), discounted at a 4.64% rate from April 18, 2023 (which the parties agree is the date that the payment is required to be made under the Tax Sharing Agreement) to the Call Right Closing Date or the Put Right Closing Date, as applicable.

(i) For this purpose, accrued but unpaid amounts due to the Company under the Tax Sharing Agreement shall be determined by treating the Company’s right to receive any payments with respect to pre-Affiliation Date Tax Attributes (as such term is defined in the Tax Sharing Agreement) under Section 1.3(m) of the Tax Sharing Agreement as accrued on the day immediately following the Affiliation Date (as such term is defined in the Tax Sharing Agreement); and

(ii) Solely for purposes of determining the Put Purchase Price, the value of the amount accrued but unpaid under Section 1.3(m) of the Tax Sharing Agreement shall be calculated in accordance with Schedule C.

(iii) The Company hereby agrees that if the Company is entitled to any payment under Section 1.3(n) of the Tax Sharing Agreement, the Company shall pay an additional amount to the GEG Common Stockholder in an amount equal to 19% of the increase in the aggregate amount being reimbursed to the Company under Section 1.3(n) of the Tax Sharing Agreement, which payment shall be due to the GEG Common Stockholder no later than ten (10) business days following the date that such additional reimbursement payment is due to the Company under Section 1.3(n) of the Tax Sharing Agreement. For all U.S. federal income tax purposes, any amount paid under this Section 5.03(c)(iii) shall be treated as an adjustment to the Call Purchase Price or Put Purchase Price, as applicable, unless otherwise required by applicable law. The Company shall promptly respond to any requests from the GEG Common Stockholder inquiring as to whether the Company has received, or has the right to receive, any payments under Section 1.3(n) of the Tax Sharing Agreement, provided, that GEG Common Stockholder shall not be entitled to make such requests more than four times each taxable year. Notwithstanding anything to the contrary set forth herein, the provisions of this Section 5.03(c)(iii) shall survive the termination, voluntary or involuntary, of the status of GEG Common Stockholder as a Stockholder and the termination of this Agreement or dissolution of the Company.

(d) Notwithstanding anything to the contrary herein, in no event shall any financing provided to the Company by the JPM Preferred Stockholder pursuant to Section 5.01(d) (or any other Person), or any costs associated therewith, reduce the Fair Market Value.

Section 5.04 Transfer Taxes. Each of the GEG Common Stockholder, on the one hand, and the Company, on the other hand, shall be responsible for 50% of any transfer, documentary, sales, use, stamp, registration, duty, gross receipts, filing, recordation, excise, value added and other such taxes and fees (including any penalties and interest thereon) incurred in connection with any exercise of the Call Right or the Put Right hereunder (“Transfer Taxes”). The party required by applicable law to file any necessary tax returns with respect to any Transfer Taxes shall file such tax returns and pay all Transfer Taxes shown as due and owing on such tax returns; provided, that the non-paying party shall promptly reimburse the party paying for such non-paying party’s share of the Transfer Taxes that are paid by the paying party. The GEG Common Stockholder and the Company shall (a) exercise commercially reasonable efforts to reduce or eliminate any Transfer Taxes and (b) reasonably cooperate with respect to the filing of any tax returns relating to Transfer Taxes. Notwithstanding anything to the contrary set forth herein, the provisions of this Section 5.04 shall survive the termination, voluntary or involuntary, of the status of GEG Common Stockholder as a Stockholder and the termination of this Agreement or dissolution of the Company.

Article VI
OTHER AGREEMENTS

Section 6.01 Corporate Opportunities. Except as otherwise provided in the second sentence of this Section 6.01, (a) no Stockholder or any of its Permitted Transferees or any of their respective Representatives shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company in which the Company may, but for the provisions of this Section 6.01, have an interest or expectancy (a “Corporate Opportunity”), and (b) no Stockholder or any of its Permitted Transferees or any of their respective Representatives (even if such Person is also an officer or Director of the Company) shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Permitted Transferees or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company.

Section 6.02 Confidentiality.

(a) Each Stockholder shall and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company, including its assets, business, operations, financial condition or prospects (“Information”), and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company; provided, that nothing herein shall prevent any Stockholder from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder, (iii) to the extent compelled by legal process or required pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to other Stockholders, (vi) to such Stockholder's Representatives that need to know such Information or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Capital Stock from such Stockholder as long as such Permitted Transferee agrees in writing in favor of the Company to be bound by the provisions of this Section 6.02 as if a Stockholder, provided, further, that in the case of clause (i), (ii) or (iii), such Stockholder shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to cooperate with the Company to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

(b) The restrictions of Section 6.02(a) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or any of its Representatives in violation of this Agreement; (ii) is or becomes available to a Stockholder or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Stockholder and any of its Representatives, (iii) is or has been independently developed or conceived by such Stockholder or any of its Representatives without use of the Information or (iv) becomes available to the receiving Stockholder or any of its Representatives on a non-confidential basis from a source other than the Company, any other Stockholder or any of their respective Representatives, provided, that such source is not known by the recipient of the information, after reasonable inquiry, to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company.

Section 6.03 Insurance; Indemnification. The Company hereby covenants and agrees that it shall obtain Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board, and shall use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued. The Company shall enter into an indemnification agreement with each member of the Board, in form substantially similar to the form entered into by the JPM Common Stockholder or its parent with its directors.

Section 6.04 Investment Company Act. Until such time as the JPM Common Stockholder and the JPM Preferred Stockholder are not Stockholders or collectively, with their Affiliates, own 100% of the outstanding Capital Stock of the Company, the Company covenants and agrees that the operations of the Company Group (including through its investment of Equity Securities of other Persons) shall not cause the Company Group to be required to be registered as an “investment company” within the meaning of the Investment Company Act or rely on the exemptions from registration set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act and, as applicable, the Company shall invoke Rule 3a-2 under the Investment Company Act in support thereof.

Section 6.05 Tax Sharing Agreement Indemnification.

(a) At all times following the Put Right Closing Date or the Call Right Closing Date, as the case may be, the GEG Common Stockholder hereby agrees that in the event that (i) the Company’s entitlement under Sections 1.3(m) or 1.3(n) of the Tax Sharing Agreement is reduced to less than the product of (A) the net operating losses available for deduction in the amount set forth in Section 8.01(g) and (B) the U.S. federal income tax rate under Section 11 of the Code (which, for the avoidance of doubt, is currently 21%) or (ii) the Company is required to repay any amount to J.P. Morgan Chase & Co., or any successor thereto, under Sections 1.3(m) or 1.3(n) of the Tax Sharing Agreement, in each case, only to the extent that such reduction in entitlement or such repaid amount arises from, or is attributable to, any: (1) omission, mistake of fact or law (including but not limited to any computational error) or any misrepresentation, in each case, on any U.S. federal income tax return (including any attachment, schedule or statement included with any such tax return), with respect to the amount of NOL Carryovers for any taxable period ending on or prior to the Affiliation Date (as defined in the Tax Sharing Agreement); (2) reduction to the NOL Carryovers pursuant to Treasury Regulations Section 1.1502-28 or 1.1502-36 in respect of any taxable period ending on or prior to the Affiliation Date or any taxable period of the U.S. federal consolidated tax group of which the GEG Common Stockholder is the common parent (the “GEG Group”) that includes the Affiliation Date; or (3) limitation on the utilization of the NOL Carryovers under Treasury Regulations Section 1.1502-28(a)(4) by reason of such NOL Carryovers being limited under the separate return limitation year (“SRLY”) rules set forth in Treasury Regulations Section 1.1502-21 in any taxable period ending on or prior to the Affiliation Date (as defined in the Tax Sharing Agreement), then, in each case, the GEG Common Stockholder shall pay to Company an amount equal to 19% of such reduction in entitlement or such repaid amount. For the avoidance of doubt, the GEG Common Stockholder shall not be responsible under this Section 6.05(a) for any reduction in entitlement or repaid amount to the extent that such reduction in entitlement or repaid amount: (I) arises as a result of an action or transaction taken by the Company, Buyer, J.P. Morgan Chase & Co. or any of their respective Affiliates on the Affiliation Date (as defined in the Tax Sharing Agreement) (including (x) the acquisition of the shares of Common Stock by the JPM Common Stockholder on or after the Affiliation Date (as defined in the Tax Sharing Agreement) or (y) the exercise of the Put Right or Call Right pursuant to Article V )), in each case, other than a reduction to the NOL Carryovers that is required under Treasury Regulations Section 1.1502-36 in respect of any taxable period ending on or prior to the Affiliation Date (as defined in the Tax Sharing Agreement) or any taxable period of the U.S. federal consolidated tax group of which the GEG Common Stockholder is the common parent that includes the Affiliation Date (as defined in the Tax Sharing Agreement) or (II) arises from a breach by the Company of any covenant or agreement contained in Section 6.05(e) or Section 6.05(f). The GEG Common Stockholder shall not be responsible under this Section 6.05(a) for any amounts in excess of the amount that is equal to the sum of (i) the portion of the Call Purchase Price or the Put Purchase Price paid to the GEG Common Stockholder that was attributable to the amount due to the Company under the Tax Sharing Agreement and (ii) the aggregate amount of payments that were received by the GEG Common Stockholder under Section 5.03(c)(iii).

(b) To the extent that (i) the GEG Common Stockholder has made any payment under Section 6.05(a) by reason of any NOL Carryovers being subject to a limitation under the SRLY rules and (ii) the Company is entitled to an additional payment from J.P. Morgan Chase & Co. under Section 1.3(m) of the Tax Sharing Agreement by reason of any NOL Carryovers that were subject to a limitation under the SRLY rules being used on a tax return of the J.P. Morgan Chase & Co. consolidated group, then Company shall pay 19% of such additional payment to the GEG Common Stockholder no later than ten (10) business days following the date that such additional payment is due to the Company under Section 1.3(m) of the Tax Sharing Agreement. The Company shall promptly respond to any requests from the GEG Common Stockholder inquiring as to whether the Company has received, or has the right to receive, any payments under Section 1.3(m) of the Tax Sharing Agreement, provided, that GEG Common Stockholder shall not be entitled to make such requests more than four times each taxable year.

(c) Any indemnification payment due under Section 6.05(a), shall be payable to the Company no later than ten (10) business days following the date that such additional reimbursement payment is due by the Company under Section 1.3(m) or Section 1.3(n) of the Tax Sharing Agreement, as applicable. For all U.S. federal income tax purposes, any amount paid under Section 6.05(a) shall be treated as an adjustment to the Call Purchase Price or Put Purchase Price, as applicable, unless otherwise required by applicable law.

(d) The Company agrees to give written notice to the GEG Common Stockholder of the receipt of any written notice by the Company or any of its Affiliates which involves the assertion of any claim, or the commencement of any action or proceeding, in respect of which an indemnity may be sought by the Company pursuant to Section 6.05(a) (a “Tax Claim”); provided, that the failure to comply with this provision shall not affect the Company’s right to indemnification hereunder, except to the extent that the GEG Common Stockholder is materially prejudiced as a result of such failure. The Company (or any of its Affiliates) shall control the contest or resolution of any Tax Claim; provided, however, that the Company shall, and shall cause its Affiliates to, (i) keep the GEG Common Stockholder reasonably informed of all material developments with respect to such Tax Claim on a timely basis, (ii) allow the GEG Common Stockholder to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the GEG Common Stockholder, (iii) consult with the GEG Common Stockholder and offer the GEG Common Stockholder a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Claim to the extent such materials relate solely to such Tax Claim and (iv) not settle or compromise any such Tax Claim without first obtaining the prior written consent of the GEG Common Stockholder (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything contained in this Section 6.05(d) to the contrary, nothing in this Section 6.05(d) (including for the avoidance of doubt clause (iv) of the preceding sentence) shall require the Company or any of its affiliates to (A) contest a Tax Claim beyond the exhaustion of its administrative remedies before the U.S. Internal Revenue Service, (B) litigate before any court, including, without limitation, the United States Tax Court, any Tax Claim or (C) pursue a Tax

Claim if the Company or any of its Affiliates obtains a tax opinion from a nationally recognized law firm or accounting firm concluding that the position of the U.S. Internal Revenue Service is at least “more-likely-than-not” to be sustained by a court.

(e) Except as required by applicable law, the Company shall not, and shall not permit any of its Affiliates to: (i) amend, refile or otherwise modify any tax return (other than as a result of the settlement or compromise of a Tax Claim); or (ii) enter into any voluntary disclosure Tax program (or similar voluntary agreement or arrangement) with any governmental authority that relates to the Taxes, in each case, only if and solely to the extent that such action creates or increases an indemnification obligation of the GEG Common Stockholder under Section 6.05(a).

(f) For so long as the GEG Common Stockholder has any indemnification obligations under this Section 6.05, the approval of the GEG Common Stockholder shall be required prior to the Company: (i) entering into any settlement or agreement with J.P. Morgan Chase & Co. with respect to any provision of the Tax Sharing Agreement, (ii) entering into any arrangement or agreement with J.P. Morgan Chase & Co. that would create or increase an indemnification obligation of the GEG Common Stockholder under this Section 6.05 or (iii) amending, terminating, or waiving any provision of, the Tax Sharing Agreement, in each case, to the extent that such action would adversely impact the GEG Common Stockholder.

(g) Notwithstanding anything to the contrary set forth herein, the provisions of this Section 6.05 shall remain in full force and effect (including following the termination, voluntary or involuntary, of the status of GEG Common Stockholder as a Stockholder and the termination of this Agreement or dissolution of the Company) until the date that is ninety (90) days following the expiration of the applicable statute of limitations period (giving effect to any waiver, mitigation or extension thereof).

Article VII
INFORMATION RIGHTS

Section 7.01 Inspection Rights of the JPM Preferred Stockholder and the GEG Common Stockholder.

(a) The Company shall, and shall direct its officers, Directors and employees to, (i) afford each of the GEG Common Stockholder and the JPM Preferred Stockholder and each of their respective Representatives, during normal business hours and upon reasonable notice, reasonable access for any reasonable amount of time to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, and (ii) afford each of the GEG Common Stockholder and the JPM Preferred Stockholder the reasonable opportunity to consult with its officers from time to time regarding the Company’s affairs, finances and accounts as the GEG Common Stockholder or the JPM Preferred Stockholder may reasonably request upon reasonable notice.

(b) The right set forth in Section 7.01(a) above shall not and is not intended to limit any rights which each of the GEG Common Stockholder and the JPM Preferred Stockholder may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts under Applicable Law; provided, however, that any inspection rights provided to the GEG Common Stockholder or the JPM Preferred Stockholder pursuant to this Agreement or under Applicable Law shall not interfere with the business and operations of the Company Group.

Article VIII
REPRESENTATIONS AND WARRANTIES

Section 8.01 Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company and each other Stockholder that:

(a) If such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the laws of the state of its formation.

(b) Such Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of such Stockholder. Such Stockholder has duly executed and delivered this Agreement.

(c) Such Stockholder has good and valid title to the number of shares of Common Stock and Preferred Stock set forth opposite such Stockholder’s name on Schedule A attached hereto. Except as set forth on Schedule A, such Stockholder owns no other shares of Capital Stock of the Company.

(d) This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(e) The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Stockholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party.

(f) Except for this Agreement and the Organizational Documents, such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Common Stock, including agreements or arrangements with respect to the acquisition or disposition of the Common Stock or any interest therein or the voting of the Common Stock (whether or not such agreements and arrangements are with the Company or any other Stockholder).

(g) The GEG Common Stockholder hereby represents and warrants to the Company and each other Stockholder that the Company’s U.S. federal net operating loss carryovers that may be carried forward to the Company’s first taxable year in the consolidated group of which J.P. Morgan Chase & Co. is the common parent under Treasury Regulations Section 1.1502-21(b)(2)(ii)(A) (“NOL Carryovers”) shall not be less than $617,790,385 as of the date immediately following the Effective Date (based on an interim closing of the books as of the close of business on the Effective Date), without regard to any limitations with respect to the Company’s ability to utilize such NOL carryovers following the Effective Date under the applicable limitations set forth in the Code or Treasury Regulations.

Article IX
TERM AND TERMINATION

Section 9.01 Termination. This Agreement shall terminate upon the earliest of:

(a) the consummation of an Initial Public Offering;

(b) the consummation of a merger or other business combination involving the Company whereby the Common Stock becomes a security that is listed or admitted to trading on the NASDAQ Stock Market, the New York Stock Exchange or another national securities exchange;

(c) the date on which none of the Stockholders holds any Capital Stock;

(d) the dissolution, liquidation, or winding up of the Company; or

(e) upon the unanimous agreement of the Stockholders.

Section 9.02 Effect of Termination.

(a) The termination of this Agreement shall terminate all further rights and obligations of the Stockholders under this Agreement except that such termination shall not effect:

(i) the existence of the Company;

(ii) the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii) the rights which any Stockholder may have by operation of law as a stockholder of the Company; or

(iv) the rights contained herein which, by their terms are intended to survive termination of this Agreement.

(b) The following provisions shall survive the termination of this Agreement: this Section 9.02, Section 5.03(c)(iii), Section 5.04, Section 6.02, Section 6.05 and Article X .

Article X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.02 Additional Stockholders. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Capital Stock after the Effective Date or if any holder of shares of Capital Stock is not already a party to this Agreement, the Company shall require that any acquirer or any such holder of shares of Capital Stock that is not already a party to this Agreement to become a party to this Agreement, as a condition to such holder acquiring such Capital Stock, by executing and delivering

(a) the Joinder Agreement or (b) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Stockholder. In either event, each such person shall thereafter be deemed a Stockholder for all purposes under this Agreement.

Section 10.03 Release of Liability. In the event any Stockholder shall Transfer all of the Capital Stock held by such Stockholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Stockholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer.

Section 10.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.04):

If to Company:	Forest Investments, Inc. c/o J.P. Morgan Broker-Dealer Holdings Inc. 277 Park Ave., 49th Floor New York, New York 10017 Attention: Gillian L. Warmflash Email: gillian.l.warmflash@jpmchase.com
with a copy to (which shall not constitute notice):	Thompson Coburn LLP One U.S. Bank Plaza St. Louis, MO 63101 Attention: Michele C. Kloeppel Email: mkloeppel@thompsoncoburn.com
If to a Stockholder:	To the address set forth next to such Stockholder’s name on Schedule A.

Section 10.05 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.06 Headings and Captions. The headings and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

Section 10.07 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.08 Entire Agreement. This Agreement amends and restates the Original Agreement in its entirety. This Agreement and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Organizational Document, the Stockholders and the Company shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.

Section 10.09 Parties Bound; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and shall be binding upon all of the parties and their respective successors, assigns, heirs and beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement or any remedy for breach of this Agreement to or upon any Person other than the parties hereto.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11 Governing Law; Submission to Jurisdiction; Waivers. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law principles. Each of the parties agrees that if any dispute is not resolved by the parties, it shall be resolved only in the Courts of the State of Delaware sitting in New Castle County or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (collectively, the “Proper Courts”). In that context, and without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally: (a) submits for itself and its property in any action relating to any document delivered pursuant to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Proper Courts and agrees that all claims in respect of any such action shall be heard and determined in such court in the State of Delaware, to the extent permitted by law, in such federal court; (b) consents that any such action may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address that is on record at the principal office of the Company; and (d) agrees that nothing in this Agreement or any document delivered pursuant to this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

Section 10.12 Waiver of Jury Trial and Consequential Damages. EACH PARTY HERETO HEREBY: (A) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH; (B) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION BY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING ANY LOST PROFITS), OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (C) CERTIFIES THAT NO PARTY NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AMONG OTHER THINGS, BY THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 10.12.

Section 10.13 Equitable Remedies. Each party hereto acknowledges that the other parties hereto may be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement.

Section 10.14 Counterparts; Electric Transmission. This Agreement may be executed in two or more counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by PDF or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by PDF or other electronic means shall be deemed to be their original signatures for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

FOREST INVESTMENTS, INC. By_/s/ Joseph Saad______________________ Name: Joseph Saad Title: Authorized Signatory

[Signature Page to Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STOCKHOLDERS:
GREAT ELM GROUP, INC. By /s/ Adam Kleinman_____________________ Name: Adam Kleinman Title: President

[Signature Page to Amended and Restated Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STOCKHOLDERS:

J.P. MORGAN BROKER-DEALER HOLDINGS INC. By_/s/ Brian M. Ercolani____________________ Name: Brian M. Ercolani Title: Attorney-in-Fact

[Signature Page to Amended and Restated Stockholders Agreement]